                                                                EXHIBIT 15






TXU US Holdings Company:


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU US Holdings Company (US Holdings) and subsidiaries for the three and nine month periods ended September 30, 2002 and 2001, as indicated in our report dated November 13, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in US Holdings' Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statements No. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE  LLP

Dallas, Texas
November 14, 2002